EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 19th day of February, 2009 (the “Effective Date”), by and between James E. Rogers (the “Employee”) and Duke Energy Corporation, a Delaware corporation (“Duke Energy”).

Recitals

WHEREAS, the Employee presently serves as President and Chief Executive Officer of Duke Energy pursuant to an employment agreement with Duke Energy effective as of April 4, 2006, as amended (the “Existing Employment Agreement”);

WHEREAS, the Employee presently serves as the Chairman of the Board of Directors of Duke Energy (the “Board”);

WHEREAS, the term of the Existing Employment Agreement expires effective April 4, 2009;

WHEREAS, the Employee and Duke Energy wish to provide for the continued employment of the Employee on the terms and conditions set forth herein; and

WHEREAS, effective as of the date hereof, the Employee and Duke Energy intend that the Existing Employment Agreement shall cease to be of any force or effect, except to the extent otherwise expressly provided herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Duke Energy hereby continues to employ the Employee, and the Employee hereby agrees to continue such employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein, this Agreement sets forth the terms and conditions of the Employee’s employment by Duke Energy, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject. Without limiting the foregoing sentence, effective as of the Effective Date, this Agreement supersedes in its entirety the Existing Employment Agreement, again except as otherwise expressly provided herein.

2. Position and Duties.

(a) Duties. Subject to Section 2(e) below, the Employee shall be employed by Duke Energy as President and Chief Executive Officer in accordance with Sections 4.04 and 4.05 of the by-laws of Duke Energy as in effect at the Effective Date, as amended, and subject to Section 2(e) below the Employee shall continue to serve as Chairman of the Board. The Employee shall be responsible for the general management of the affairs of Duke Energy and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly required by the Board. The Employee shall report directly to the Board. For administrative purposes, Duke Energy may designate the Employee as being employed by one or more of its subsidiaries.

(b) Engaging in Other Employment. While employed by Duke Energy, the Employee shall devote his full time and attention to Duke Energy and its subsidiaries and shall not be employed by any other person or entity. Subject to Section 9, the Employee may reasonably participate as a member in community, civic, or similar organizations and may pursue personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee in accordance with this Agreement, provided that the Employee may serve on corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld, and provided further that the Employee’s service described on Exhibit A hereto is hereby approved as of the Effective Date.

(c) Loyal and Conscientious Performance. The Employee shall act at all times in compliance with the policies, rules and decisions adopted from time to time by Duke Energy, its Board and any employing subsidiaries and perform all the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(d) Location. The Employee’s principal office shall be at the principal executive offices of Duke Energy in Charlotte, North Carolina. Except for required business travel to an extent substantially consistent with the business travel obligations of other senior Duke Energy executives, the Employee will not be required to relocate to a new principal place of business that is more than fifty (50) miles from such location.

(e) Chairman and President Roles.  The Employee shall continue to serve as President of Duke Energy during the term of this Agreement (as set forth in Section 3 hereof) unless, at any time during such term, Duke Energy either eliminates such position or appoints another individual to serve in such position, in which case the Employee shall cease to serve as President upon the effective date of such action by Duke Energy.  During the term of this Agreement, Duke Energy shall use its best efforts to cause the Employee to be reelected as Chairman of the Board, unless, at any time during such term, Duke Energy adopts a policy that its Chief Executive Officer should not serve as Chairman of the Board, in which case the Employee shall cease to serve as Chairman of the Board upon the effective date of such action by Duke Energy.

3. Term of Employment. The term of the Employee’s employment pursuant to this Agreement shall commence on the Effective Date and end on December 31, 2013, unless terminated earlier pursuant to the provisions of this Agreement.

4. Salary; Bonus; Existing Compensation Awards. The Employee shall not be paid a base salary, nor shall the Employee participate in the Duke Energy Corporation Executive Short-Term

Incentive Plan (as it may be amended, or any successor thereto) or any other annual cash bonus program. The Employee’s compensation will be primarily through the equity awards specified in Section 5 below. Notwithstanding the foregoing, the equity incentive compensation grants awarded under the Existing Employment Agreement, together with any outstanding awards that survived the adoption of the Existing Employment Agreement, shall remain outstanding (and be paid, as the case may be) in accordance with their existing terms.

5. Equity Awards. Subject to the following sentence, for 2009 and each other calendar year commencing during the term of this Agreement (an “Award Year”), Duke Energy will cause equity awards (the “LTIP Awards”) to be made to the Employee as provided in this Section 5, to be evidenced by award agreements (each, an “Award Agreement”) with additional customary terms not otherwise inconsistent with the terms of this Section 5, unless otherwise required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such Section 409A, together with the applicable Treasury Regulations thereunder, “Section 409A), or an applicable exception thereto. The LTIP Awards with respect to each Award Year shall be made effective as of the date equity incentive compensation awards are generally granted to other senior employees of Duke Energy under its long-term incentive program but in any event on or before March 31 of such year (the “Grant Date”), provided that no LTIP Awards shall be made for any Award Year if the Employee’s employment has terminated on or before the Grant Date.

(a) Options. Duke Energy will grant to the Employee a nonqualified stock option to purchase Duke Energy common stock in respect of each Award Year (each an “Option”), which Option shall have a value (as determined pursuant to the final sentence of this Section 5(a)) equal to $1,200,000 for 2009 and $1,600,000 for each other Award Year. The exercise price of each Option will be the closing price of Duke Energy common stock on the Grant Date. The normal expiration date of each Option will be the tenth anniversary of the Grant Date. The Options will not be vested at the respective Grant Date, but, except as otherwise provided herein, the Options will become ratably vested and exercisable on the three successive anniversaries of the commencement of the Award Year in respect of which it is granted and otherwise shall be granted on terms and conditions reasonably determined by the Compensation Committee. Except as otherwise provided herein or as may be permitted in an award agreement memorializing an Option, the Employee may not dispose of any shares of Duke Energy common stock acquired upon the exercise of an Option until the earlier of January 1, 2014, or the termination of the Employee’s employment with Duke Energy. Any required tax withholdings in respect of Options shall be satisfied by withholding from delivery upon exercise a number of shares of Duke Energy common stock with a fair market value as of the date of required withholding equal to the minimum tax withholding obligation unless Duke Energy in its discretion permits the Employee to satisfy such tax obligation by other payment to Duke Energy.  The number of shares of Duke Energy common stock subject to each Option shall be determined pursuant to a Black-Scholes option pricing model incorporating the same assumptions used for determining the number of stock options granted as of the Grant Date to other senior executives of Duke Energy (or, if there are no such grants, as reasonably determined by the Compensation Committee in its discretion).

(b) Phantom Stock. Effective as of the Grant Date for each Award Year, Duke Energy will grant to the Employee an award of phantom stock units in respect of the Award Year (each a “Phantom Stock Unit”) with respect to a number of shares of Duke Energy common stock with a value (determined pursuant to the same methodology used for such purpose in respect of stock incentive grants made as of the Grant Date to other senior executives of Duke Energy or, if there are no such grants, as reasonably determined by the Compensation Committee in its discretion) equal to $1,500,000 for 2009 and $2,000,000 for each other Award Year.

(i) Except as otherwise provided herein, twenty-five percent (25%) of the Phantom Stock Units will vest quarterly commencing with the end of the first quarter of the applicable Award Year.

(ii) Vested Phantom Stock Units will be paid to the Employee in the form of shares of Duke Energy common stock (with each Phantom Stock Unit corresponding to one share of Duke Energy common stock).  Subject to paragraph (iv) below, payment in respect of vested Phantom Stock Units shall be made after the Phantom Stock Unit vests, as provided in the agreement memorializing the Phantom Stock Units, all in accordance with Section 409A.

(iii) Duke Energy shall pay to the Employee, within 60 days after each date on which a cash dividend is paid in respect of Duke Energy Common Stock, an amount equal to the dividend that would have been paid to the Employee in respect of each then outstanding unvested Phantom Stock Unit as if such Phantom Stock Unit constituted an actual outstanding share of Duke Energy common stock.

(iv) The Employee at his election may defer, under the Duke Energy Corporation Executive Savings Plan (“ESP”), delivery of shares of Duke Energy common stock in respect of vested Phantom Stock Units by making an election in accordance with procedures established by Duke Energy from time to time under the ESP.

(v) Any required income tax withholdings in respect of dividend equivalents attributable to Phantom Stock Units shall be satisfied by reducing the cash payment in respect of the required withholding amount and, in the case of Phantom Stock Units, by withholding from delivery a number of shares of Duke Energy common stock with a fair market value as of the date of required withholding equal to the minimum tax withholding obligation, in each case unless Duke Energy in its discretion requires the Employee to satisfy such tax obligation by other payment to Duke Energy.  The employee portion of any local income tax or employment tax (i.e., FICA) withholding required upon vesting of Phantom Stock Units shall be satisfied by withholding from delivery a number of shares of Duke Energy common stock with a fair market value as of the date of required withholding equal to the minimum tax withholding obligation or, in the case of shares whose delivery is deferred under the terms of the ESP, by crediting under the ESP a number of shares of Duke Energy common stock that is reduced by such number of shares, in each case unless Duke Energy in its discretion requires the Employee to satisfy such employment tax obligation by other payment to Duke Energy.

(c) Performance Shares. Effective as of the Grant Date for each Award Year, Duke Energy will grant to the Employee two performance share awards in respect of the Award Year (each a “Performance Share Award”) with respect to a number of shares of Duke Energy common stock as described below.  Each performance share represents the right to receive, conditioned upon vesting, one share of Duke Energy common stock.  The Performance Share Awards shall consist of an “Annual PSA” as described in paragraph (i) below and a “Long-Term

PSA” described in paragraph (ii) below.  Except as otherwise provided in Section 10 hereof, vesting of the Performance Share Awards is contingent upon the Employee’s continued employment with Duke Energy through the end of the applicable performance period described below.

(i) Duke Energy will grant to the Employee an Annual PSA in respect of each Award Year with respect to a number of shares of Duke Energy common stock with a value (determined pursuant to the same methodology used for such purpose in respect of stock incentive grants made as of the Grant Date to other senior executives of Duke Energy or, if there are no such grants, as reasonably determined by the Compensation Committee in its discretion) equal, at target, to $1,500,000 for 2009 and $2,000,000 for each other Award Year and equal, at maximum, to $2,850,000 for 2009 and $3,800,000 for each other Award Year.  The Compensation Committee and/or other appropriate committee of the Board shall establish performance goals (which shall be consistent with the short-term incentive performance goals established for other senior executive officers of Duke Energy in respect of such Award Year) for the Employee in respect of the Annual PSA based upon performance in respect of the Award Year, and, subject to the provisions of Section 10 hereof, the Annual PSA will vest only if and to the extent such goals are achieved (provided that vesting can occur at less than the target levels (but at not more than the maximum levels, except that such maximum levels may be increased by safety goals that are applicable generally to other executive officers) described in the preceding sentence as determined by the Compensation Committee and vesting shall be interpolated for performance above the threshold vesting level and below the maximum level described in the preceding sentence).

(ii) Duke Energy will grant to the Employee a Long-Term PSA in respect of each Award Year with respect to a number of shares of Duke Energy common stock with a value (determined pursuant to the same methodology used for such purpose in respect of stock incentive grants made as of the Grant Date to other senior executives of Duke Energy or, if there are no such grants, as reasonably determined by the Compensation Committee in its discretion) equal, at target, to $1,800,000 for 2009 and $2,400,000 for each other Award Year and equal, at maximum, to $2,700,000 for 2009 and $3,600,000 for each other Award Year.  The Compensation Committee and/or other appropriate committee of the Board shall establish performance goals (which shall be consistent with the long-term incentive corporate performance goals established for other senior executive officers of Duke Energy in respect of such Award Year) for the Employee in respect of the Long-Term PSA based upon performance in respect of the three-year period beginning with the commencement of the respective Award Year, and, subject to the provisions of Section 10 hereof, the Long-Term PSA will vest only if and to the extent such goals are achieved (provided that vesting can occur at less than the target levels (but at not more than the maximum levels) described in the preceding sentence as determined by the Compensation Committee and vesting shall be interpolated for performance above the threshold vesting level and below the maximum level described in the preceding sentence).

(iii) Vesting of Performance Share Awards will occur only once the Compensation Committee determines that the performance goals for the respective performance period have been met (provided that the determination of whether the performance goals in respect of any performance period have been met shall be made not later than the first March 15 following the end of the performance period). To the extent the performance goals are not met, the Performance Share Award will be forfeited and will cease to be outstanding.

(iv) Vested Performance Share Awards will be paid to the Employee in the form of shares of Duke Energy common stock (with each Performance Share Award corresponding to one share of Duke Energy common stock) after the Performance Share Awards vest, as provided in the agreement memorializing the Performance Share Awards, all in accordance with Section 409A.

(v) Subject to paragraph (vi) below, Duke Energy shall pay to the Employee, as of the date of payment of each respective vested Performance Share Award, an amount equal to the dividends that would have been payable in respect of such vested Performance Share Award during the performance period applicable to such Performance Share Award as if such vested Performance Share Award constituted an actual outstanding share of Duke Energy Common Stock during such performance period.

(vi) The Employee at his election may defer, under the ESP, delivery of shares of Duke Energy common stock in respect of vested Performance Share Awards by making an election in accordance with procedures established by Duke Energy from time to time under the ESP.

(vii) Any required income tax withholdings shall be satisfied, in the case of dividend equivalents attributable to Performance Share Awards, by reducing the payment in respect of the required withholding amount and, in the case of Performance Share Awards, by withholding from delivery a number of shares of Duke Energy common stock with a fair market value as of the date of required withholding equal to the minimum tax withholding obligation, in each case unless Duke Energy in its discretion requires the Employee to satisfy such tax obligation by other payment to Duke Energy.  The employee portion of any local income tax or employment tax (i.e., FICA) withholding required upon vesting of Performance Share Awards shall be satisfied by withholding from delivery a number of shares of Duke Energy common stock with a fair market value as of the date of required withholding equal to the minimum tax withholding obligation or, in the case of shares whose delivery is deferred under the terms of the ESP, by crediting under the ESP a number of shares of Duke Energy common stock that is reduced by such number of shares, in each case unless Duke Energy in its discretion requires the Employee to satisfy such employment tax obligation by other payment to Duke Energy.

(d) Shareholder Approved Share Limits. The number of shares of Duke Energy common stock to be granted or delivered under the LTIP Awards shall not exceed those that may be granted in accordance with the individual share award limits applicable under the Duke Energy Corporation 2006 Long-Term Incentive Plan or any other applicable plan.  If the number of shares of Duke Energy common stock to be granted or delivered under LTIP Awards otherwise would exceed such limits for any reason, the number of shares to be granted or delivered shall be adjusted by the Compensation Committee in its discretion to reflect appropriate compensation in light of such decline.

6. Fringe Benefits. The Employee and his eligible dependents shall also be entitled to participate in Duke Energy’s or its affiliates’ medical and dental health care plans to the extent such plans are available generally to other similarly situated senior executives of Duke Energy and their eligible dependents (provided that the employee-paid portion of any premium contributions required of the Employee shall be made in any event on a post-tax rather than a pre-tax basis). The Employee shall also be entitled to, at the Employee’s election on an annual basis, either participation in Duke Energy’s Executive Physicals Program or an annual physical to be performed at the Mayo Clinic by a physician of the Employee’s choosing. Except for the foregoing, and except as expressly set forth elsewhere in this Agreement, the Employee will not be entitled to any other retirement, health, or welfare benefits, or to participation in, or the accrual of benefits under, any other retirement, health, or welfare benefit plan, practice, policy, or program of Duke Energy or any of its affiliates. Except as specifically set forth in this Agreement and except for participation in Duke Energy’s charitable matching gifts program, the Employee shall not be entitled to any perquisite or fringe benefit, such as company automobiles, automobile allowances, and club memberships. The Employee shall be reimbursed for ordinary and reasonable expenses specifically including but not limited to those associated with entertainment and travel in accordance with Duke Energy policies and procedures. To the extent the Employee incurs ordinary and reasonable expenses associated with his spouse accompanying him on business travel, and/or to the extent such travel is treated by the taxing authorities as a taxable personal benefit to the Employee or his spouse, Duke Energy will reimburse the Employee for those expenses and will also pay to the Employee a tax gross-up payment in an amount sufficient to hold him harmless from any federal, state and local income and employment taxes due in respect of such taxable personal benefit and related gross-up payment. Notwithstanding anything in this Section 6 to the contrary, Duke Energy acknowledges that the Employee has previously been employed by Cinergy Corp. or its predecessor or affiliated entities, and by virtue of such previous employment he is entitled to benefits under various plans and agreements of Cinergy or its affiliates. Duke Energy and the Employee agree that the Employee’s rights to such benefits will be unaffected — neither enhanced nor diminished — as a result of his employment by Duke Energy or its affiliates pursuant to this Agreement.

7. Use of Duke Energy Aircraft. Duke Energy desires to provide for the security of the Employee during his travels, and accordingly, whenever feasible, Duke Energy will require the Employee to use Duke Energy aircraft for his business travel. The Employee will also be permitted to use Duke Energy aircraft for his personal travel within North America pursuant to Duke Energy’s standard policies as in effect from time to time and subject to availability in light of the use of Duke Energy aircraft for other Duke Energy business. The Employee shall reimburse Duke Energy for the cost of any such personal travel in accordance with Duke Energy’s standard rates and reimbursement policies as in effect from time to time, provided that no reimbursement shall be required in respect of (i) travel within the contiguous 48 United States to an annual physical as provided in Section 6 hereof or (ii) travel to meetings of the board of directors of other companies on whose board the Employee serves (further provided that, to the extent any such other company does or would reimburse the Employee for the cost of such travel, the Employee shall pay to Duke Energy within thirty (30) days of the date the reimbursement is (or would be) made the greater of the amount that is (or would be) reimbursed).  To the extent that the provision of aircraft usage is treated by the taxing authorities as a taxable personal benefit to the Employee, the Employee will be responsible for the payment of any taxes on such income, including making payments to Duke Energy to fund withholding obligations as described in Section 8 hereof.

8. Withholding. Duke Energy may effect withholdings, from the payments due to the Employee, for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law. If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 6 and 7), at a time when there are not cash payments being made to the Employee from which such withholding obligations can be satisfied, the Employee will deliver to Duke Energy amounts sufficient to fund such withholding or contribution obligations.

9. Confidentiality and Privileged Information; Noncompete/Nonsolicit.

(a) Confidentiality.

(i) The Employee shall not, at any time, use (other than in the ordinary course of and for the purpose of fulfilling his duties as an employee of Duke Energy), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including without limitation any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of Duke Energy or its affiliates that the Employee may have learned or become aware of at any time on or prior to the date hereof or during the term of the Employee’s employment by Duke Energy.

(ii) The Employee further acknowledges and agrees that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of Duke Energy and, upon termination of the Employee’s employment with Duke Energy (or, in the event that the Employee continues as a director of Duke Energy, upon his ceasing to be a director of Duke Energy), or upon the request of Duke Energy, all Company Materials, including all copies thereof, as well as all other property of Duke Energy then in the Employee’s possession or control, shall be returned to Duke Energy. For purposes of this Section 9(a), “Company Materials” shall include all such materials of Duke Energy’s subsidiaries.

(iii) The Employee acknowledges that the Company Materials may contain information that is confidential and subject to the attorney-client privilege of Duke Energy or its subsidiaries or otherwise protected by attorney work product immunity. Except as required by law, the Employee agrees not to disclose to any person (other than in-house or outside counsel for Duke Energy and its subsidiaries) the content or substance of any conversations or discussions that the Employee may have or may have had at any time, whether during his employment hereunder or otherwise. In addition, the Employee agrees that he will, if and to the extent directed by the general counsel of Duke Energy, cooperate fully with in-house or outside counsel for Duke Energy and its subsidiaries in connection with any investigation, litigation or other matter in which such counsel represents Duke Energy or its subsidiaries and acknowledges that his communications with such counsel will be subject to Duke Energy’s or its subsidiaries’ attorney-client privilege.

(b) Noncompete/Nonsolicit.

(i) During the Restricted Period (as defined below), the Employee agrees that he shall not, without Duke Energy’s prior written consent, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged or involved, in a manner that relates to or is similar in nature to those duties performed by the Employee at any time during his employment with Duke Energy, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with Duke Energy or any of its affiliates in the business of production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and management of fiber optic communications systems; development and operation of power generation facilities, domestically and abroad; and any other business in which Duke Energy, including affiliates, is engaged at the termination of the Employee’s continuous employment with Duke Energy, including affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of Duke Energy or any of its affiliates to reduce, terminate, restrict or otherwise alter its business relationship with Duke Energy or its affiliates. The provisions of this Section 9(b)(i) shall be effective only within any state or country with respect to which was conducted a business of Duke Energy during any part of the Employee’s employment.  The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

(ii) For purposes of this Section 9(b), “Restricted Period” shall mean the period of the Employee’s employment during the term of this Agreement and, in the case of Section 9(b)(i)(A), the twelve (12) month period following termination of employment and, in the case of Section 9(b)(i)(B), the twenty-four (24) month period following termination of employment.

(c) Forfeiture and Repayments. The Employee agrees that, in the event he violates the provisions of this Section 9, (i) he will forfeit and not be entitled to any further payments in accordance with Section 10(b)(i) hereof, (ii) any Options then outstanding shall expire immediately (provided that any then outstanding options to purchase Duke Energy common stock granted before the Effective Date shall remain in effect in accordance with their terms) and (iii) if such violation is after the termination of his employment, he will be obligated to repay to Duke Energy the sum of (x) any amounts, other than pursuant to Options, paid (determined as of the date of payment) after the termination of employment pursuant to Section 10(b), (d) or (e) hereof and (y) the amount of any gains realized by the Employee upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Option and the aggregate exercise price of the Option) within the one-year period prior to the first date of the violation, with such sum reduced by any amount previously repaid pursuant to this Section 9(c).  Such amount shall be paid to Duke Energy in cash in a single sum within ten (10) business days after the first date of the violation, whether or not Duke Energy has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

(d) Scope of Restrictions.  The Employee acknowledges that the restrictions set forth in this Section 9 are reasonable and necessary to protect Duke Energy’s business and goodwill, and that the obligations under this Section 9 shall survive any termination of his employment. The Employee acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.

(e) Consideration; Survival. The Employee acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Employee in this Section 9. As further consideration for the covenants made by the Employee in this Section 9, Duke Energy has provided and will provide the Employee certain proprietary and other confidential information about Duke Energy, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

10. Termination.

(a) In General. Notwithstanding anything to the contrary contained herein, the Employee’s employment may be terminated prior to the end of the term specified in Section 3 as follows:

(i) by the Employee, by resigning, with 90 days’ notice;

(ii) automatically, upon the death of the Employee;

(iii) by Duke Energy upon 90 days’ notice.

Upon any termination, the Employee will be entitled to compensation, if any, accrued or payable as of the date of termination.

(b) Certain Terminations.  Subject to Section 10(c) hereof:

(i) If the Employee’s employment is terminated by Duke Energy without “Cause” or by the Employee with “Good Reason” (as those terms are defined in Exhibit B hereto) or by reason of the retirement of the Employee with the approval of the Board, the Employee shall be entitled to certain special severance payments and benefits (in addition to the provision made in Section 10(a), as applicable), as follows:

(A) Each Option and Phantom Stock Unit outstanding at the time of termination (to the extent then not already vested) shall continue to vest as if the Employee’s employment had not terminated, and all vested Options (including those that vest pursuant to the operation of this subsection (b)(i)(A)) will remain exercisable for the full duration of their ten-year term.

(B) Each Performance Share Award outstanding at the time of termination shall remain outstanding and shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment under this subsection (b)(i).

(ii) If the Employee’s employment is terminated for death or disability due to physical or mental illness or injury that precludes the Employee from performing any job for which he is qualified and able to perform based upon his education, training or experience, (A) all outstanding and unvested Options and Phantom Stock Units will vest immediately, (B) all outstanding and vested Options (including those that vest pursuant to the operation of this subsection (b)(ii)) will remain exercisable for the full duration of their ten-year term, and (C) each Performance Share Award outstanding at the time of termination shall remain outstanding and shall be payable (if at all) as determined in accordance with its terms without regard to the termination of employment under this subsection (b)(ii), provided that the amount payable shall be such proportion of the amount otherwise payable that the number of days elapsed at the time of termination (inclusive) in the vesting period not yet concluded at the time of termination bears to the total number of days in the vesting period.

(iii) If the Employee’s employment is terminated by the Employee other than with Good Reason and other than by reason of retirement with the approval of the Board, all unvested LTIP Awards shall expire immediately, and all outstanding Options that are then vested will remain exercisable for a period of 90 days following termination, at which time they will expire.

(iv) If the Employee’s employment is terminated by Duke Energy for Cause, all unvested LTIP Awards shall expire immediately and all vested Options shall expire immediately, provided that any then outstanding options to purchase Duke Energy common stock granted before the Effective Date shall remain in effect in accordance with their terms.

(c) Release Requirement. The compensation and benefits to be provided under Sections 10(b)(i) and 10(b)(ii) hereof shall be provided only if the Employee (or, in the case of Section 10(b)(ii), the Employee’s beneficiary or personal representative, as the case may be) timely executes and does not timely revoke a release of claims substantially in the form attached hereto as Exhibit C.  Such release must be signed by the Employee, and become effective and irrevocable in accordance with its terms, within 52 days after the date of the Employee’s termination of employment (the “Release Deadline”).  The compensation and benefits to be provided under Sections 10(b)(i) and 10(b)(ii) hereof shall be paid or provided (as applicable) in a single lump sum within 30 days after the Release Deadline.

(d) Termination following Change in Control. If the Employee’s employment is terminated within two years following a Change in Control of Duke Energy (as defined in the Duke Energy Corporation 2006 Long-Term Incentive Plan as in effect on the date hereof) by Duke Energy without Cause, by the Employee with Good Reason or by reason of the retirement of the Employee with the approval of the Board, then notwithstanding the provisions of Section 10(b)(i) hereof, (i) all outstanding and unvested LTIP Awards will immediately vest and be paid (in the case of Performance Share Awards, based on the target level of performance), provided that Performance Shares Awards shall be payable (based on the target level of performance) at the time payment otherwise would have been made if the Change in Control does not constitute a change in the ownership or effective control of Duke Energy or a change in the ownership of a substantial portion of the assets of Duke Energy within the meaning of Section 409A, and (ii) all vested Options (including those that vest pursuant to the operation of this subsection (d)) will remain exercisable for the full duration of their ten-year term.

(e) Termination after 2013. If the Employee’s employment terminates after the term of this Agreement but before vesting of the Options awarded for 2012 and 2013 or settlement of the Long-Term PSAs awarded for 2012 and 2013, each such Option and Long-Term PSA shall be subject to treatment in accordance with the foregoing provisions of this Section 10 as if such termination had occurred during the term of this Agreement, provided that any termination by the Employee (other than a termination in anticipation of a termination by Duke Energy for Cause) shall be deemed to be a termination for Good Reason.

(f) Certain Payment Disputes. Duke Energy will reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee during his lifetime (i) in successfully disputing pursuant to Section 17 a termination which is ultimately determined to constitute a termination of employment entitling him to benefits pursuant to this Section 10 or (ii) in reasonably disputing pursuant to Section 17 whether or not Duke Energy has terminated his employment for Cause. Payment will be made within twenty (20) business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, provided that the Employee shall request reimbursement not later than eleven (11) months after which the underlying expense is incurred and any such payment shall be made not later than the last day of the year following the year in which the underlying expense was incurred.

11. Certain Legacy Compensation and Benefits. Nothing herein shall be construed as adversely affecting the Employee’s right to receive compensation and benefits which have been awarded to him prior to the date hereof, and such compensation and benefits shall not be taken into account by Duke Energy in determining the Employee’s right to compensation and benefits awarded by Duke Energy hereunder. For the avoidance of doubt, Exhibit D hereto sets forth a list of key legacy benefits to which Employee is entitled (and such list of benefits shall be deemed to include any successors thereto).

12. Administration.

(a) Designation of Beneficiary. The Employee shall designate a person or persons (“Beneficiary”) to receive benefits hereunder following the death of the Employee by submitting to the Compensation Committee a designation of Beneficiary in the form required by the Compensation Committee. In the absence of a valid designation form, all such benefits shall be paid to the legal representative of the Employee’s estate. If Duke Energy has any doubt as to the proper Beneficiary to receive payments hereunder, Duke Energy shall have the right to withhold such payments until the matter is finally determined.

(b) No Assignment. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

13. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Duke Energy or any Duke Energy affiliate:

Chairman, Compensation Committee

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

cc:                                 Mr. Marc E. Manly

Group Executive and Chief Legal Officer

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

If to the Employee:

At the most recent contact information on file in the payroll records of Duke Energy

14. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

15. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

16. Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

17. Governing Law and Forum Selection. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Employee’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Employee will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Charlotte, North Carolina in accordance with the laws of the state of North Carolina, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section 17 to the contrary, if the Employee prevails with respect to any dispute submitted to arbitration under this Section 17, Duke Energy will reimburse or pay all legal fees and expenses that the Employee may reasonably incur as a result of the dispute.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Employee. Duke Energy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Duke Energy to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that Duke Energy would be required to perform it if no succession had taken place. Upon the Employee’s termination of employment within ninety (90) days following Duke Energy’s failure to obtain such an assumption and agreement prior to the effective date of a succession, the Employee shall be entitled to compensation from Duke Energy in the same amount and on the same terms as if the Employee’s employment were to terminate pursuant to Section 10(b)(i) hereof.

19. Full Settlement; Mitigation. Except as otherwise provided in this Agreement, Duke Energy’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Duke Energy may have against the Employee or others. In no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Employee under any of the provisions of this Agreement and those amounts will not be reduced simply because the Employee obtains other employment.

20. Document Preparation Fees.  Duke Energy shall promptly reimburse the Employee for reasonable attorney’s and compensation consultant’s fees incurred by the Employee in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to Duke Energy. Payment will be made within five (5) business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, provided that the Employee shall request reimbursement not later than eleven (11) months after which the underlying expense is incurred and any such payment shall be made not later than the last day of the year following the year in which the underlying expense was incurred.

21. Code § 409A. It is the intention of Duke Energy and the Employee that this Agreement not result in unfavorable tax consequences to the Employee under Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Duke Energy and the Employee agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that Duke Energy shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from Duke Energy within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following the Employee’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to the Employee pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, provided that with respect to any reimbursements for any taxes to which the Employee becomes entitled under the terms of the Agreement, the payment of such reimbursements shall be made by Duke Energy no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/ James H. Hance, Jr.
By: James H. Hance, Jr.
Title: Chairman, Compensation Committee

EMPLOYEE

/s/ James E. Rogers
James E. Rogers

EXHIBIT A

Pursuant to Section 2(b), the following service of the Employee is hereby approved as of the Effective Date:

Service on the board of directors of Applied Materials, Inc., Fifth Third Bancorp and CIGNA Corporation

EXHIBIT B

For purposes of Section 10, “Cause” and “Good Reason” shall have the respective meanings set forth below:

“Cause” means:

(a) The willful and continued failure by the Employee to substantially perform the Employee’s duties with Duke Energy or any of its subsidiaries or to comply with the policies, rules and decisions adopted from time to time by Duke Energy, its Board and any employing subsidiaries of which the Employee is made aware or reasonably should be aware (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if curable, has not been cured within 30 days after the Board has delivered to the Employee a written demand for substantial performance, which demand specifically identifies the manner in which the Employee has not substantially performed his duties. This event will constitute Cause even if the Employee issues a Notice of Termination (as described below) for Good Reason after the Board delivers a written demand for substantial performance.

(b) The breach by the Employee of the provisions set forth in Section 9.

(c) The conviction of the Employee for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Employee that has a materially adverse effect on Duke Energy. For purposes of this definition of Cause, no act, or failure to act, on the Employee’s part will be deemed “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of Duke Energy.

“Good Reason” means:

(a) The material reduction without his consent of the Employee’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, the failure by Duke Energy without the consent of the Employee to nominate the Employee for re-election to the Board, or a material adverse change in the Employee’s reporting responsibilities, in each case except to the extent as a result of the Employee ceasing to be Chairman of the Board or President of Duke Energy in accordance with Section 2(e) hereof provided that the Employee continues to serve as Chief Executive Officer of Duke Energy without material reduction in his authority, duties, or responsibilities as such, or material adverse change in his reporting responsibilities as such, from those in effect immediately prior to his ceasing to serve as Chairman of the Board or President, as the case may be.

(b) Any breach by Duke Energy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Section 2(d)).

Any termination of the Employee’s employment by Duke Energy for Cause or by the Employee for Good Reason will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with the following requirements:

(a) The notice indicates the specific termination provision in this Agreement relied upon as the basis for termination.

(b) To the extent applicable, the notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment for Good Reason or Cause (as the case may be).

(c) If the date of termination of employment is other than the date of receipt of the notice, the notice specifies the date of termination, which will be no more than 30 days after the date the notice was given. The failure by the Employee or Duke Energy to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause will not waive any right of the Employee or Duke Energy under this Agreement or preclude the Employee or Duke Energy from asserting that fact or circumstance in enforcing rights under this Agreement.

(d) If for Cause, the notice must include a copy of a resolution duly adopted by the affirmative vote of not less three quarters (3/4) of the entire membership of the Board (excluding the Employee, if he is a member of the Board) at a meeting of the Board called and held for the purpose of considering the termination. The resolution must include a finding that, in the good faith opinion of the Board (excluding the Employee, if he is a member of the Board), the Employee was guilty of conduct set forth in the definition of Cause, and it must specify the particulars of the conduct in detail.

EXHIBIT C

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by James E. Rogers (the “Employee”) to DUKE ENERGY CORPORATION (together with its successors, “Duke”).

In consideration of the agreement by Duke to provide the Employee with the rights, payments and benefits under the Employment Agreement between the Employee and Duke dated                      (the “Employment Agreement”), the Employee hereby agrees as follows:

Section 1. Release and Covenant. The Employee, of his own free will, voluntarily and unconditionally releases and forever discharges Duke, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by Duke and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Employee’s rights under the Employment Agreement.

Section 2. Due Care. The Employee acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Employee further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Employee enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Employee shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings. The Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Employee may have against Duke or any of the Duke Releasees. The Employee represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The Employee further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Employee. The Employee acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke or any of the Duke Releasees, except as set forth in this Release and the Employment Agreement.

Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke or any of the Duke Releasees.

Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Agreement, the Employee remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Employee remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Employee is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Employee shall give Duke, through its legal counsel, notice, including a copy of the subpoena, within twenty-four (24) hours of receipt thereof.

Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

This RELEASE OF CLAIMS is executed by the Employee and delivered to Duke on                                                        .

EMPLOYEE

EXHIBIT D

(Legacy Benefits)

1. Outstanding equity awards granted under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan and the Cinergy Corp. Stock Option Plan

2. Accrued benefit under the Cinergy Corp. Non-Union Employees’ Pension Plan and Duke Energy Retirement Savings Plan (previously known as the Cinergy Corp. Non-Union Employees’ 401(k) Plan)

3. Grandfathered retiree medical benefits under the Cinergy Corp. Welfare Benefit Program

4. Deferred Compensation Agreement, dated December 16, 1992, as amended (PSI annuities)

5. Duke Energy Corporation Executive Savings Plan

6. Legacy Cinergy Banked Vacation